                                      News Release

Sanchez Production Partners Reports

Third Quarter 2016 Results

HOUSTON--(GLOBE NEWSWIRE)--Nov. 1, 2016--Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP” or the “Partnership”) today reported third quarter 2016 results.  Highlights from the report include:

•

A third quarter 2016 cash distribution on the Partnership’s common units of $0.4246 per unit ($1.6984 per unit annualized), which represents the fourth consecutive 1.5 percent increase since the Partnership’s third quarter 2015 cash distribution on common units for a 6.1 percent annualized rate of increase;

•	Distribution coverage for the third quarter 2016 of approximately 2.1 times;
•

Throughput volumes for the Western Catarina Midstream system during the third quarter 2016 exceeded expectations at 119 percent and 124 percent of the “Minimum Quarterly Quantity” (“MQQ”)  for oil and natural gas volumes gathered at Catarina, respectively, from Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy”);

•	Net Income of $28.8 million during the third quarter 2016 and Adjusted EBITDA (a non-GAAP financial measure) of $14.9 million during the third quarter 2016; and
•

A liquidity position of approximately $53.3 million as of the Sept. 30, 2016, which includes cash and cash equivalents of $0.6 million and $52.7 million in borrowing capacity under the Partnership’s credit facility.

RECENT EVENTS

The Partnership has announced a number of commercial initiatives since June 30, 2016 aimed at furthering the progress on the execution of its business strategy.  Among these initiatives, in July 2016, the Partnership acquired a 50 percent interest in Carnero Gathering, LLC (“Carnero Gathering”), a joint venture that is 50 percent owned by Targa Resources Corp. (“Targa”), from Sanchez Energy for an initial payment of $37.0 million and the assumption of remaining capital commitments to Carnero Gathering, which were estimated at the time of the transaction at $7.4 million (the “Carnero Gathering Transaction”).  Also in July 2016, the

Partnership closed the sale of substantially all of its operated oil and natural gas wells, leases and associated assets and interests in Oklahoma and Kansas.  The sale excludes assets located in Osage County, Oklahoma, which are associated with the Partnership’s concession agreement with the Osage Nation, as well as interests in non-operated oil and natural gas wells and leases in Oklahoma and Kansas.  The Partnership previously announced and continues to explore the possible divestiture of its remaining assets and operations in Oklahoma and Kansas.

In October 2016, the Partnership announced the execution of definitive agreements with Sanchez Energy pursuant to which the Partnership anticipates that:

•

SPP will acquire Sanchez Energy’s 50% interest in Carnero Processing, LLC (“Carnero Processing”) for an initial payment of approximately $47.7 million in cash and the assumption by SPP of remaining capital commitments to Carnero Processing, which are estimated at approximately $32.3 million (the “Carnero Processing Transaction”);

•	SPP will acquire certain production assets, located in South Texas for total consideration of $27 million, prior to normal and customary closing adjustments (the “Production Asset Transaction”); and
•	SPP has obtained an option to acquire a lease for a tract of land leased from the Calhoun Port Authority in Point Comfort, Texas.

The Carnero Processing Transaction and Production Asset Transaction, which are expected to close in the fourth quarter 2016, are subject to the satisfaction of customary closing conditions, including the Partnership’s arrangement of financing to pay the purchase price under each transaction agreement.

Operating and Financial Results

The Partnership’s revenue totaled $19.9 million during the third quarter 2016.    Included in total revenue for the third quarter 2016 is revenue from the Catarina Gathering System of $13.0 million and production revenue from the Mid-Continent assets of $2.5 million.  The balance of the Partnership’s third quarter 2016 total revenue came from other production activities ($3.3 million), hedge settlements ($7.6 million), and a loss on mark-to-market activities ($6.5 million), which is a non-cash item.

Operating expenses during the third quarter 2016 totaled $12.6 million, which includes $3.1 million in operating expenses related to the Catarina Gathering System and $7.0 million in production operating expenses not related to the Mid-Continent assets.  General and administrative (“G&A”) expenses during the third quarter 2016, excluding $2.0 million in non-

cash items related to unit-based compensation and asset management fees, totaled $4.3 million, which included $0.5 million related to the remaining Mid-Continent assets targeted for divestiture.  Included in G&A is approximately $1.2 million in employee severance and transaction costs related to the Partnership’s divesture of certain Mid-Continent assets and the transactions with Sanchez Energy.

On a GAAP basis, the Partnership recorded net income of $28.8 million for the third quarter 2016.  Included in net income for the third quarter 2016 is a $30.0 million gain on embedded derivatives expense related to accounting for the Class B preferred units, which is a non-cash item.

Adjusted EBITDA (a non-GAAP financial measure) for the third quarter 2016 was approximately $14.9 million, which compares to Adjusted EBITDA for the second quarter 2016 of approximately $14.6 million, representing a 1.5 percent increase quarter-on-quarter.  The Partnership’s calculation of Adjusted EBITDA (a non-GAAP financial measure) is discussed in further detail below.

The Partnership’s capital spending during the third quarter 2016 not related to the Carnero Gathering Transaction totaled approximately $0.4 million.  In addition to the $37.0 million initial payment to close the Carnero Gathering Transaction, the Partnership made capital contributions to Carnero Gathering totaling $3.0 million in the third quarter 2016.

liquidity Update

As of Sept. 30, 2016, the Partnership had $146.0 million in debt outstanding under its credit facility, which had a borrowing base of $198.7 million, and $0.6 million in cash and cash equivalents for total liquidity of $53.3 million.  The reserve-based lending and midstream components of the Partnership’s borrowing base under the credit facility are scheduled for redetermination by the lenders during the fourth quarter 2016.

HEDGE UPDATE

In September 2016, the Partnership restructured a portion of its commodity derivative portfolio by effectively liquidating certain “in-the-money” crude oil and natural gas derivative positions scheduled to settle in the fourth quarter 2016 and using the proceeds from said liquidations, which totaled $3.2 million, to enhance the price on certain natural gas derivatives scheduled to settle in 2017.  Additional information concerning the Partnership’s hedge positions can be found in the Form 8-K filed with the U.S. Securities and Exchange Commission on Oct. 12, 2016.

COMMON UNITS

The Partnership had 4,429,915 common units issued and outstanding as of Oct. 31, 2016.

DISTRIBUTIONS

On Oct. 31, 2016, the Partnership declared a third quarter 2016 cash distribution on its common units of $0.4246 per unit ($1.6984 per unit annualized), which represents the fourth consecutive 1.5 percent increase since the Partnership’s third quarter 2015 cash distribution on common units for a 6.1 percent annualized rate of increase.  The Partnership has also declared a third quarter 2016 cash distribution of $0.45 per unit on its Class B preferred units.  The distributions are payable on Nov. 30, 2016 to holders of record on Nov. 10, 2016.

Based on Adjusted EBITDA of $14.9 million, cash interest expense of $1.5 million and maintenance capital of $0.6 million, the Partnership reported distribution coverage for the third quarter 2016 of approximately 2.1 times.

NO Conference Call SCHEDULED

The Partnership is not hosting a conference call to discuss third quarter 2016 results.  Additional updates will be provided as they become available.

About the Partnership

Sanchez Production Partners LP (NYSE MKT: SPP) is a publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and production assets in North America.  The Partnership owns an oil and natural gas gathering and processing system located in the Eagle Ford Shale in Dimmit, Webb and La Salle Counties, Texas.  The Partnership also currently owns producing reserves in the Eagle Ford Shale in South Texas, the Gulf Coast region of Texas and Louisiana, and across several basins in Oklahoma and Kansas.  The Partnership previously announced and continues to explore the possible divestiture of its remaining assets and operations in Oklahoma and Kansas.

Additional Information

Additional information about SPP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezpp.com).

The Partnership anticipates that it will file its third quarter 2016 Form 10-Q with the U.S. Securities Exchange Commission on or about Nov. 1, 2016.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP in this news release.

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by (i) interest (income) expense, net, which includes interest expense, interest expense net (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation programs; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settlements applied to future positions; and (xii) (gain) loss on embedded derivatives.  For a reconciliation of Adjusted EBITDA to Net Income (Loss), the most directly comparable GAAP measure, see the tables at the end of this release.

Adjusted EBITDA is a significant performance metric used by our management to indicate (prior to the establishment of any cash reserves by the board of directors of our general partner) the distributions that we would expect to pay to our unitholders.  Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support a quarterly distribution or any increase in our quarterly distribution rates.  Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts, our lenders and others to assess:  (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and (iii) our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.   We believe that the presentation of Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations.  The GAAP measure most directly comparable to Adjusted EBITDA is net income.  Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income.  Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Forward-Looking Statements

This press release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered forward–looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our: business strategy; acquisition strategy; financing strategy; ability to make, maintain and grow distributions; the ability of our customers to meet their drilling and development plans on a timely basis or at all and perform under gathering and processing agreements; future operating results; future capital expenditures; and plans, objectives, expectations, forecasts, outlook and intentions.  All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements.   In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our filings with the U.S.

Securities and Exchange Commission and elsewhere in those filings.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

Sanchez Production Partners GP LLC

(877) 847-0009

(Operating and Financial Highlights Follow)

Sanchez Production Partners LP
Operating Statistics

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2016	2015	2016	2015
Net Production in MBOE:
Total production (MBOE)	264	367	871	1,093
Average daily production (BOE/D)	2,866	3,991	3,177	4,002

Average Sales Price per BOE:
BOE Net realized price, including hedges (1)	$ 52.51	$ 35.21	$ 43.20	$ 35.46
BOE Net realized price, excluding hedges (2)	$ 23.65	$ 21.55	$ 20.01	$ 22.11

(1) Excludes impact of mark-to-market gains (losses)
(2) Excludes all hedges, the impact of mark-to-market gains (losses).

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Sanchez Production Partners LP
Condensed Consolidated Statements of Operations

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2016	2015	2016	2015
	($ in thousands)		($ in thousands)

Oil, liquids, and gas sales	$ 13,395	$ 13,320	$ 37,091	$ 40,659
Gathering and transportation sales	12,997	-	41,130	-
Gain (loss) on mark-to-market activities	(6,538)	12,305	(22,852)	1,671
Total revenues	19,854	25,625	55,369	42,330

Operating expenses:
Lease operating expenses	2,767	5,194	11,918	15,452
Gathering and transportation operating expenses	3,111	-	9,179	-
Cost of sales	99	139	292	469
Production taxes	290	443	837	1,396
General and administrative	6,286	7,301	16,983	18,206
Unit compensation expense	90	75	1,619	2,463
(Gain) loss on sale of assets	219	2	219	(111)
Depreciation, depletion and amortization	7,507	2,851	20,824	9,050
Asset impairments	-	937	1,309	84,664
Accretion expense	271	265	901	782
Total operating expenses	20,640	17,207	64,081	132,371

Other expenses (income):
Interest expense	1,543	672	3,545	2,440
Gain on embedded derivatives	(30,012)	-	(43,204)	-
Earnings from equity investments	(1,124)	(48)	(1,136)	(2)
Other expense (income)	-	(4)	(49)	50
Total expenses, net	(8,953)	17,827	23,237	134,859
Income (loss) before income taxes	28,807	7,798	32,132	(92,529)
Income tax expense	-	3	-	3
Net income (loss)	28,807	7,795	32,132	(92,532)
Less:
Preferred unit paid-in-kind distributions	-	(445)	-	(969)
Preferred unit dividends	(12,250)	-	(29,750)	-
Preferred unit amortization	(6,608)	-	(20,379)	-
Net income (loss) attributable to common unitholders	$ 9,949	$ 7,350	$ (17,997)	$ (93,501)

Adjusted EBITDA	$ 14,851	$ 295	$ 42,997	$ 5,088

Net loss per unit prior to conversion (1)
Class A units - Basic and Diluted	$ -	$ -	$ -	$ (0.38)
Class B units - Basic and Diluted	$ -	$ -	$ -	$ (0.31)
Weighted Average Units Outstanding prior to conversion (1)
Class A units - Basic and Diluted	-	-	-	48,451
Class B units - Basic and Diluted	-	-	-	2,879,163
Net loss per unit after conversion (1)
Common units - Basic	$ 2.49	$ 2.33	$ (5.06)	$ (29.83)
Common units - Diluted	$ 1.21	$ 0.55	$ (5.06)	$ (29.83)
Weighted Average Units Outstanding after conversion (1)
Common units - Basic	3,998,209	3,124,004	3,556,675	3,103,608
Common units - Diluted	23,771,370	14,074,856	3,556,675	3,103,608

(1) Amounts adjusted for 1-for-10 reverse split completed August 3, 2015.

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Sanchez Production Partners LP
Condensed Consolidated Balance Sheets

	Sept. 30,	Dec. 31,
	2016	2015
	($ in thousands)

Current assets	$ 15,668	$ 32,901
Oil and natural gas properties, net of accumulated
depreciation, depletion, amortization and impairments	208,592	227,054
Other assets	241,581	211,345
Total assets	$ 465,841	$ 471,300

Current liabilities	$ 6,738	$ 9,012
Long-term debt, net of premium, discount and debt
issuance costs	144,199	104,909
Other long-term liabilities	167,441	213,441
Total liabilities	318,378	327,362

Mezzanine equity	196,372	172,111
Partners' deficit	(48,909)	(28,173)
Total partners' deficit	(48,909)	(28,173)
Total liabilities and partners' capital	$ 465,841	$ 471,300

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Sanchez Production Partners LP
Reconciliation of Net Income (Loss) to
Adjusted EBITDA

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2016	2015	2016	2015
	($ in thousands)		($ in thousands)

Reconciliation of Net Income (Loss) to
Adjusted EBITDA:
Net income (loss)	$ 28,807	$ 7,795	$ 32,132	$ (92,532)
Add:
Interest expense, net	1,543	672	3,545	2,440
Income tax expense	-	3	-	3
Depreciation, depletion and amortization	7,507	2,851	20,824	9,050
Asset impairments	-	937	1,309	84,664
Accretion expense	271	265	901	782
(Gain) loss on sale of assets	219	2	219	(111)
Unit-based compensation programs	90	75	1,619	2,463
Unit-based asset management fees	1,991	-	4,903	-
Distributions in excess of equity earnings	1,094	-	1,094	-
(Gain) loss on mark-to-market activities	6,538	(12,305)	22,852	(1,671)
Commodity derivatives settlements applied to future positions	(3,197)	-	(3,197)	-
Gain on embedded derivatives	(30,012)	-	(43,204)	-
Adjusted EBITDA (1)	$ 14,851	$ 295	$ 42,997	$ 5,088

	Three Months Ended June 30,
	2016	2015
	($ in thousands)

Reconciliation of Net Income (Loss) to
Adjusted EBITDA:
Net loss	$ (1,952)	$ (10,341)
Add:
Interest expense, net	1,103	1,122
Depreciation, depletion and amortization	6,129	3,079
Asset impairments	-	862
Accretion expense	315	264
Gain on sale of assets	-	(54)
Unit-based compensation programs	1,091	396
Unit-based asset management fees	1,627	-
Loss on mark-to-market activities	13,210	9,902
Gain on embedded derivatives	(6,898)	-
Adjusted EBITDA (1)	$ 14,625	$ 5,230

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(1)

To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we use Adjusted EBITDA, a non-GAAP financial measure, in this quarterly report. We believe that non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, particularly in light of the effect of various transactions effected by us. We define Adjusted EBITDA as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation programs; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settlements applied to future positions; and (xii) (gain) loss on embedded derivatives.

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